Exhibit 10.4

EIGER BIOPHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED BY THE BOARD: SEPTEMBER 3, 2013

AMENDED: May 7, 2019

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Eiger BioPharmaceuticals, Inc. (“Eiger”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This amended policy is effective as of May 7, 2019 and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears within thirty days of the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $40,000
b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $80,000

2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $6,000
c.	Member of the Nominating & Governance Committee: $4,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):
a.	Chairman of the Audit Committee: $20,000
b.	Chairman of the Compensation Committee: $12,000
c.	Chairman of the Nominating & Governance Committee: $8,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Eiger Corporation 2013 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for cause, the post- termination exercise period will be three years from the date of termination, subject to the original term of the option).

1.Initial Grant: Unless otherwise determined by the Board, on the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 25,000 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.Annual Grant: Unless otherwise determined by the Board, on the date of the Board meeting held each year at which the Board grants executives’ annual equity incentive awards, each Eligible Director who served on the Board for at least six months during the prior calendar year and who continues to serve as a non-employee member of the Board, will be automatically, and without further action by the Board or Compensation Committee of the Board, be granted a stock option for 10,000 shares, or 20,000 shares for Chairman of the Board (the “Annual Grant”). Each Eligible Director who has served on the Board for less than six months during the prior calendar year and who continues to serve as a non-employee member of the Board, will be automatically, and without further action by the Board or Compensation Committee of the Board, be granted an Annual Grant pro-rated for the period served during the prior calendar year.  The shares subject to the Annual Grant will vest over one year in twelve equal monthly installments subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.